As filed with the Securities and Exchange Commission on June 18, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Freightos Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	4731	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Planta 10, Avda. Diagonal, 211

Barcelona, Spain

08018

+34 933 799 301

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(212) 947-7200

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jonathan N. Nathan, Adv.
Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2024

PRELIMINARY PROSPECTUS

FREIGHTOS LIMITED

UP TO 14,850,000 ORDINARY SHARES

UP TO 42,247,671 ORDINARY SHARES BY THE SELLING SECURITYHOLDERS
UP TO 9,045,549 WARRANTS BY THE SELLING SECURITYHOLDERS

This prospectus relates to the issuance by us of up to 14,850,000 of our ordinary shares, par value $0.00001 per share (“Freightos Ordinary Shares”) that are issuable upon the exercise of warrants to purchase Freightos Ordinary Shares at a price of $11.50 per share (“Freightos Warrants”). We are also registering for resale by certain selling securityholders named herein (the “Selling Securityholders”) (a) an aggregate of up to 42,247,671 Freightos Ordinary Shares, consisting of (i) up to 33,202,122 Freightos Ordinary Shares and (ii) up to 9,045,549 Freightos Ordinary Shares issuable upon the exercise of Freightos Warrants and (b) up to 9,045,549 Freightos Warrants.

Certain of the Selling Securityholders may have acquired the securities registered hereunder at prices substantially below current market prices and may therefore have incentive to sell their securities in this offering. For example, (i) the Sponsor (as defined below) acquired its 1,781,247 Freightos Ordinary Shares and 5,950,549 Freightos Warrants being registered for resale hereunder at prices of approximately $0.009 per share and $1.00 per warrant, respectively, (ii) the Forward Purchaser (as defined below) acquired its 6,090,000 of its Freightos Ordinary Shares and its 2,995,000 Freightos Warrants being registered for resale hereunder at a price of $10.00 per unit (in addition to other Freightos Ordinary Shares separately acquired by the Forward Purchaser that are being registered for resale hereunder), (iii) the Backstop Investor (as defined below) acquired its 1,000,000 Freightos Ordinary Shares being registered for resale hereunder at a price of $10.00 per share and its 100,000 Freightos Warrants being registered for resale hereunder for no additional consideration, (iv) the PIPE Investor (as defined below) acquired its 4,166,571 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $6.32 per share (except for the 1,000,000 Freightos Ordinary Shares acquired pursuant to the PIPE Agreement (as defined below) for a price of $10.00 per share), (v) Zvi Schreiber acquired his 3,876,584 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $0.12 per share, (vi) Jodek Charitable Fund AR received a donation of 100,000 Freightos Ordinary Shares from Zvi Schreiber, who also serves as its Chairman, (vii) Aleph, L.P. and its affiliate, Aleph-Aleph, L.P., acquired their 3,544,394 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $2.23 per share, (viii) Annox Capital LLC acquired its 1,576,630 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $1.59 per share, (ix) Asian Gateway Investments Pte. Ltd. acquired its 4,749,856 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $6.32 per share, (x) FCJI, Inc., an affiliate of FedEx Corporation, acquired its 1,504,122 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $6.32 per share, (xi) Israel Cleantech Ventures II, L.P. and its affiliate Israel Cleantech Ventures (Israel) II, L.P. acquired their 3,702,727 Freightos Ordinary Shares being registered for resale hereunder at a price of approximately $2.41 per share, and (xii) Qatar Airways Group Q.C.S.C. acquired its 328,897 Freightos Ordinary Shares being registered for resale hereunder for no consideration. Based on the closing price of the Freightos Ordinary Shares of $2.05 as of June 7, 2024, (i) the Sponsor would experience a potential profit, excluding the purchase price and value of the Freightos Warrants owned by the Sponsor, of up to approximately $2.04 per share, or approximately $3,635,525 in the aggregate, (ii) Zvi Schreiber would experience a potential profit of approximately $1.93 per share, or approximately $7,476,035 in the aggregate, (iii) Jodek Charitable Fund AR would experience a potential profit of approximately $1.93 per share, or approximately $192,851 in the aggregate,, (v) Annox Capital LLC would experience a potential profit of approximately $0.46 per share, or approximately $732,090 in the aggregate,, and (vii) Qatar Airways Group Q.C.S.C. would experience a potential profit of approximately $2.05 per share, or approximately $674,239 in the aggregate. The other Selling Securityholders would not recognize a profit based on the current trading price of the Freightos Ordinary Shares as of June 7, 2024. Public securityholders who purchased their Freightos securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase prices and the potential trading price at which they may be able to sell (see “Risk Factors — Risks Related to Ownership of our Securities — The price of Freightos Ordinary Shares and Freightos Warrants may be volatile, and the value of Freightos Ordinary Shares and Freightos Warrants may decline” in Item 3.D of our annual report on Form 20-F for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus). The Freightos Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 67.0% of the outstanding Freightos Ordinary Shares as of the date of this prospectus, assuming the exercise of all Freightos Warrants. Given the substantial number of Freightos Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of the Freightos Ordinary Shares or result in a significant decline in the public trading price of the Freightos Ordinary Shares.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares or warrants, except with respect to amounts received by us upon exercise of warrants to the extent such warrants are exercised for cash. Given the recent price volatility of our Freightos Ordinary Shares, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Freightos Ordinary Shares. If the market price for our Freightos Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of June 7, 2024, the closing price of our Freightos Ordinary Shares was $2.05 per share. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of ordinary shares or warrants. See “Plan of Distribution.”

The Freightos Ordinary Shares and Freightos Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CRGO” and “CRGOW,” respectively. On June 7, 2024, the last reported sales price of the Freightos Ordinary Shares was $2.05 per share and the last reported sales price of the Freightos Warrants was $0.16 per warrant.

Given the substantial amount of redemptions in connection with the Business Combination, and the relative lack of liquidity in our stock, sales of our ordinary shares under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities.

We are both an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June                       , 2024.

SELECTED DEFINITIONS

“Additional Backstop Commitment” means the $10,000,000 that the Backstop Investor agreed to invest in Gesher, pursuant to the terms of the Backstop Agreement, in the event that, as of immediately prior to the Closing, certain minimum cash conditions were not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments.

“Backstop Agreement” means the Backstop Subscription Agreement, dated as of April 14, 2022, entered into by Gesher and the Backstop Investor, pursuant to which the Backstop Investor agreed to provide the Additional Backstop Commitment.

“Backstop Investor” means Composite Analysis Group, Inc. and Joseph Lipsey, III, as applicable pursuant to their respective rights and obligations under the Backstop Agreement.

“Business Combination” means the merger contemplated by the Business Combination Agreement, whereby Merger Sub I merged with and into Gesher, with Gesher surviving the First Merger as a wholly-owned subsidiary of Freightos, and whereby immediately following the First Merger, Gesher merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Freightos.

“Business Combination Agreement” means the Business Combination Agreement, dated as of May 31, 2022, by and among Gesher, Freightos, Freightos Merger Sub I and Freightos Merger Sub II.

“Buyers” means purchasers of logistics services, such as freight forwarders and importers/exporters.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurred.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“EarlyBird” means EarlyBird Capital, Inc., which served as the representative of the underwriters in the Gesher IPO.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger” means the merger of Merger Sub I with and into Gesher, with Gesher as the surviving entity.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of March 23, 2022 (as amended), entered into by Gesher and the Forward Purchaser, pursuant to which the Forward Purchase agreed to provide the FPA Backstop Commitment.

“Forward Purchaser” means M&G (ACS) Japan Equity Fund, as managed by M&G Investment Management Limited, and The Prudential Assurance Company Limited, as applicable pursuant to their respective rights and obligations under the Forward Purchase Agreement.

“FPA Backstop Commitment” means the amount up to $10,000,000 that the Forward Purchaser agreed to invest in Gesher, pursuant to the terms of the Forward Purchase Agreement, in the event that, as of immediately prior to the Closing, certain minimum cash conditions are not met after taking into account redemptions by Gesher shareholders in connection with the Transactions and certain other investments.

“Freightos” means Freightos HK, including its subsidiaries, through May 27, 2022, and Freightos Limited, a Cayman Islands exempted company limited by shares, including its subsidiaries, after May 27, 2022.

“Freightos A&R Articles” means the Amended and Restated Memorandum and Articles of Association of Freightos Limited, effective as of the Closing.

“Freightos Board” means the board of directors of Freightos.

“Freightos HK” means Freightos Limited, a limited company incorporated and existing under the laws of Hong Kong.

“Freightos Ordinary Share” means an ordinary share of Freightos, par value $0.00001 per share.

“Freightos Preferred Share” means a preferred share of Freightos, par value $0.00001 per share.

“Freightos Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 25, 2023, by and between Freightos and the shareholders of Freightos party thereto, pursuant to which Freightos granted certain registration rights to certain Freightos shareholders with respect to the Freightos Ordinary Shares.

“Freightos Stock Plan” means the Tradeos Ltd. 2012 Global Incentive Option Scheme, as amended and/or restated from time to time.

“Freightos Warrant” means a warrant to purchase one Freightos Ordinary Share.

“GAAP” means accounting principles generally accepted in the United States of America.

“Gesher” means Gesher I Acquisition Corp., a Cayman Islands exempted company limited by shares.

“Gesher IPO” or the “IPO” means the initial public offering of Gesher Units pursuant to the final prospectus of Gesher, dated as of October 12, 2021, and filed with the SEC on October 13, 2021 (File No. 333-259253).

“Gesher Ordinary Share” means an ordinary share of Gesher, par value $0.0001 per share.

“Gesher Preference Share” means a preference share of Gesher, par value $0.0001 per share.

“Gesher Registration Rights Agreement” means Gesher’s Registration Rights Agreement, dated as of October 12, 2021, which was amended as of the Closing whereby Freightos assumed the obligations of Gesher and, among other things, Freightos Ordinary Shares and Freightos Warrants replaced Gesher Ordinary Shares and Gesher Warrants under the agreement.

“Gesher Units” means the units issued by Gesher in the Gesher IPO and the exercise of the underwriters’ overallotment option, each consisting of one Gesher Ordinary Share and one-half of a Gesher Warrant.

“Gesher Warrants” means all outstanding and unexercised warrants issued by Gesher to acquire Gesher Ordinary Shares.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Lock-Up Agreements” means, and consists of, the “Freightos Lock-Up Agreements” and “Sponsor Lock-Up Agreements”, each, as described under “Freightos Ordinary Shares Elibile for Future Sale — Lock-up Agreements” which were entered into by certain shareholders of Freightos and certain members of the Sponsor, as applicable, concurrently with the execution of the Business Combination Agreement.

“Merger Sub I” means Freightos Merger Sub I, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos.

“Merger Sub II” means Freightos Merger Sub II, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of Freightos.

“Nasdaq” means the Nasdaq Stock Market LLC.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Financing” means the purchase of 1,000,000 Freightos Ordinary Shares for the aggregate purchase price of $10,000,000 at a price per share equal to $10.00, pursuant to the PIPE Agreement with the PIPE Investor, consummated immediately prior to the consummation of the Business Combination.

“PIPE Investor” means Alshaffafia Trading W.L.L, an affiliate of Qatar Airways Group Q.C.S.C.

“PIPE Agreement” means the subscription agreement entered into by the PIPE Investor, pursuant to which the PIPE Investor committed to purchase an aggregate of 1,000,000 Freightos Ordinary Shares at a purchase price per share of $10.00.

“Platform” means the platform by which Freightos connects Buyers to Sellers allowing Buyers to query Sellers’ rates, capacity and additional services, transmits booking requests to Sellers, and enables the Buyers or Sellers to manage certain aspects of the transaction. The Platform may be offered as part of a paid software-as-a-service product, a free portal, via API, or via third parties (such as companies providing transportation management systems) who choose to embed this functionality inside SaaS or portals offered by the third party to Buyers.

“Public Warrants” means the 5,750,000 public warrants directly underlying the Gesher Units, with each whole warrant exercisable to purchase one Gesher Ordinary Share.

“Recapitalization” means the recapitalization of Freightos outstanding equity securities that occurred immediately prior to the First Merger, so that the only outstanding equity securities of Freightos were Freightos Ordinary Shares and certain options to acquire Freightos Ordinary Shares following the Closing. To effect the Recapitalization, (1) each Freightos Preferred Share was automatically converted into Freightos Ordinary Shares in accordance with the Freightos organizational documents, and (2) immediately following such conversion, each then issued and outstanding Freightos Ordinary Share was automatically converted into 3.51806 Freightos Ordinary Shares.

“Registration Rights Agreements” means, collectively, the Freightos Registration Rights Agreement and the Gesher Registration Rights Agreement.

“Regulation FD” means the SEC regulation promulgated under the Exchange Act that prohibits companies from selectively disclosing material nonpublic information to analysts, institutional investors and others without concurrently making widespread public disclosure.

“Representative Shares” means the 200,000 Gesher Ordinary Shares issued by Gesher to EarlyBird and its designees in February 2021.

“Restricted Securities” means Freightos Ordinary Shares, Freightos Warrants and/or Freightos Ordinary Shares issuable in respect of Freightos Warrants with respect to which a holder has agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, or establish or increase certain derivative positions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means sellers of logistics, services such as carriers and freight forwarders.

“SPAC” means a special purpose acquisition company formed for the sole purpose of raising investment capital through an initial public offering.

“Sponsor” means Gesher I Sponsor LLC, a Delaware limited liability company. Ezra Gardner and Omri Cherni are managing members of Sponsor.

“Transactions” means the transactions contemplated by the Business Combination Agreement.

“Trust Account” means the trust account established by Gesher upon the consummation of the Gesher IPO.

“Warrant Agreement” means the warrant agreement dated as of October 12, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and Gesher.

“Warrant Amendment” means the first amendment to the Warrant Agreement, dated as of January 25, 2023, pursuant to which Freightos assumed the obligations of Gesher under the Warrant Agreement, and, among other things, the Warrant Agreement was amended to reflect that each former Gesher Warrant will be exercisable for one Freightos Ordinary Share.

“2023 Form 20-F” means our annual report on Form 20-F for the fiscal year ended December 31, 2023, which we filed with the SEC on March 21, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	Our growth depends on our ability to attract and retain carriers, freight forwarders and importers/exporters using our Platform, and the failure to maintain or grow the number of users, and the level of activity of such users, could adversely impact our business;

●	We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future;

●	If we fail to maintain and improve the quality of our Platform, we may not be able to attract and retain users;

●	We face intense competition and could lose market share to our competitors, which could adversely affect our business, operating results and financial condition;

●	A limited number of sellers of logistics provide a substantial portion of the offerings available on our Platform. If we fail to retain these sellers of logistics, our gross bookings value could decline significantly impacting our revenue and EBITDA;

●	Adverse global economic conditions, geopolitical issues and other conditions that impact our increasingly global operations could have a negative effect on our business, results of operations and financial condition and liquidity;

●	Additional changes in international trade laws, regulations, policies and relations and commercial trends such as nearshoring could significantly reduce the volume of goods transported globally and adversely affect our business and results of operations;

●	Acute disruptions to the global supply chain and international shipping, such as the recent disturbances in the Red Sea, could adversely impact our business and results of operations;

●	We may need to raise additional funds to finance our future capital needs, which may dilute the value of our outstanding Freightos Ordinary Shares or prevent us from growing our business;

●	We have experienced growth in recent periods and expect to continue to invest in our growth for the foreseeable future. If we are unable to maintain similar levels of growth or manage our growth effectively, our business, revenue, profits and financial condition could be adversely affected;

●	Because we expect the substantial majority of our future revenue to come from our Platform, with most of our revenue derived from our freightos.com marketplace and WebCargo platform offerings, our inability to generate revenue from our Platform would adversely affect our business operations, financial results and growth prospects;

●	We are subject to various risks related to our data products and in particular our freight indexes, and if we are unable to accurately calculate an index or comply with our published guides for calculating an index, we may face liability or reputational damage and lose clients and revenue, which could have a material impact on our financial results;

●	Our internal computer and information technology systems, or those of our vendors, users or contractors, have been and may in the future be subject to cyberattacks or security incidents, including sabotage, which could result in a material operational or developmental disruption, or otherwise adversely affect our business, financial condition, results of operations, cash flows, result in reputational damage or liability, and cause us to lose existing or future users and revenue;

●	If we are unable to comply with our security obligations or our computer systems are or become vulnerable to security incidents or other operational disruptions, we may face reputational damage and lose clients and revenue;

●	We are subject to a complex regulatory environment, and failure to comply with and adapt to these regulations could result in penalties or otherwise adversely impact our business, and future regulation changes, including sanctions, could limit our ability to conduct parts of our business;

●	The enactment of legislation implementing changes in taxation of international business activities, the adoption of other corporate tax reform policies or changes in tax legislation or policies could impact our future financial position and results of operations;

●	Our qualification as an “emerging growth company” and a “foreign private issuer” and the reduced disclosure requirements applicable to us may make our securities less attractive to investors;

●	The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members;

●	Economic substance legislation of the Cayman Islands may adversely impact us or our operations;

●	Israel’s war against the terrorist organization Hamas and its concurrent military conflict with other regional terrorist organizations, relations between Israel and the other jurisdictions in which we operate, and geopolitical issues in the various jurisdictions in which our employees and users reside could materially affect our business;

●	Our Israeli subsidiary currently maintains a beneficial tax treatment status. Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws or our inability to maintain our Israeli subsidiary’s beneficial tax status may adversely affect our results of operations;

●	The listing of our securities on Nasdaq did not benefit from the process customarily undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities;

●	The markets for Freightos Ordinary Shares and Freightos Warrants have limited volume and liquidity and may further lose liquidity in the future, which would adversely affect the liquidity and price of Freightos Ordinary Shares or Freightos Warrants; and

●	The other matters described in the section of this prospectus titled “Risk Factors”, including those risks incorporated by reference from Item 3.D of the 2023 Form 20-F.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements.

Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

For additional information, please see the section of this prospectus titled “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus along with the other documents incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including our financial statements and related notes and the other documents incorporated by reference in this prospectus, as well as any prospectus supplement or any other documents incorporated by reference herein or therein, including the information under the caption “Item 3. Key Information - D. Risk Factors” in the 2023 Form 20-F. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Freightos,” “Company,” “we,” “our,” “us” and other similar terms refer to Freightos Limited and our subsidiaries.

General

Freightos operates a leading, vendor-neutral booking and payment platform for international freight. Freightos’ Platform supports supply chain efficiency and agility by enabling real-time procurement of ocean and air shipping across more than ten thousand importers/exporters, thousands of freight forwarders, and dozens of airlines and ocean carriers.

Freightos.com is a premier digital international freight marketplace for importers and exporters for instant pricing, booking and shipment management. Thousands of small - and medium-sized businesses (SMBs) and enterprises have sourced shipping services via Freightos across dozens of logistics service providers.

WebCargo® by Freightos is a leading global freight platform connecting carriers and freight forwarders. In particular, it is the largest air cargo eBooking platform, enabling simple and efficient freight pricing and booking between thousands of freight forwarders, including the top-twenty global freight forwarders, and hundreds of airlines, ocean liners and trucking carriers. Airlines on the platform represent over a third of global air cargo capacity. WebCargo also offers software as a service for forwarders to facilitate digital freight rate management, quoting and online sales.

Freightos Data calculates the Freightos Baltic Index, the industry’s key daily benchmark of container shipping prices, the Freightos Air Index, as well as other market intelligence products that improve supply chain decision-making, planning, and pricing transparency.

Founded by serial entrepreneur Zvi Schreiber in 2012, Freightos is a widely recognized logistics technology leader with a worldwide presence and a broad customer network.

On October 14, 2021, Gesher consummated its initial public offering of 10,000,000 Gesher Units at $10.00 per unit, each consisting of one Gesher Ordinary Share and one-half of one Gesher Warrant. Each whole Gesher Warrant entitled the holder to purchase one Gesher Ordinary Share at a price of $11.50 per share.

Freightos HK was initially incorporated in January 2012 as Tradeos Limited in Hong Kong and shortly thereafter adopted the business name of Freightos, formally changing the company name in 2016 to Freightos Limited and in February 2023 to Freightos Hong Kong Limited. The group redomiciled to the Cayman Islands in May 2022. While incorporated in the Cayman Islands, Freightos Limited is a tax resident in Israel. The mailing address of Freightos is Planta 10, Avda. Diagonal, 211, Barcelona, Spain 08018.

Business Combination

On January 25, 2023, Merger Sub I merged with and into Gesher, with Gesher surviving as a wholly owned subsidiary of Freightos. Immediately thereafter, Gesher, as a wholly owned subsidiary of Freightos, merged with and into Merger Sub II with Merger Sub II surviving as a wholly owned subsidiary of Freightos. As a result of the Business Combination and the other Transactions, Gesher became a direct, wholly-owned subsidiary of Freightos, and its outstanding securities were exchanged for the securities of Freightos. In connection with the Closing, 10,287,844, or 89.46%, of the 11,500,000 outstanding Gesher Ordinary Shares were redeemed. Upon the Closing, Freightos consummated the private placements contemplated by the Forward Purchase Agreement and the Backstop Agreement, each as assigned from Gesher to Freightos. Pursuant to the Forward Purchase Agreement, the Forward Purchaser purchased 4,000,000 Freightos Units for a purchase price of $40,000,000. Additionally, the Forward Purchaser fulfilled the FPA Backstop Commitment in exchange for 1,000,000 Freightos Ordinary Shares and 500,000 Freightos Warrants. Pursuant to the Backstop Agreement, the Backstop Investor fulfilled the Additional Backstop Commitment in exchange for 1,000,000 Freightos Ordinary Share and 100,000 Freightos Warrants. In addition, pursuant to the PIPE Agreement, the PIPE Investor purchased 1,000,000 Freightos Ordinary Shares for a purchase price of $10,000,000.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Freightos Ordinary Shares were offered in exchange for Gesher Ordinary Shares in connection with the Transactions, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We qualify as a “foreign private issuer” under U.S. securities laws. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from compliance with certain laws and regulations of the Exchange Act including, but not limited to, those related to the solicitations of proxies, consents or authorizations, those related to the public reporting of insider stock ownership and trading activities, and those requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards. Because we are a foreign private issuer, our officers, directors and principal shareholders are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

We may utilize these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

Risk Factors Summary

Investing in our securities involves risks. You should read “Item 3. Key Information - D. Risk Factors” in our 2023 Form 20-F, which is incorporated herein by reference, for a discussion of factors to consider before deciding to invest in our securities.

Recapitalization

Unless otherwise indicated, all share numbers set forth in this prospectus reflect the Recapitalization.

THE OFFERING

Issuer	Freightos Limited

Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of (i) up to 42,247,671 Freightos Ordinary Shares, consisting of 33,202,122 Freightos Ordinary Shares and up to 9,045,549 Freightos Ordinary Shares underlying Freightos Warrants, and (ii) up to 9,045,549 Freightos Warrants.

Securities registered for issuance	We are registering the issuance by Freightos of an aggregate of up to 14,850,000 Freightos Ordinary Shares underlying Freightos Warrants.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the Freightos Ordinary Shares registered under this prospectus for resale.

Shares outstanding prior to the Offering	As of May 31, 2024, we had 48,224,971 Freightos Ordinary Shares issued and outstanding.

Shares outstanding after the Offering

63,074,966 Freightos Ordinary Shares (assuming the exercise for cash of outstanding warrants to purchase 14,850,000 Freightos Ordinary Shares).

The Freightos Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 67.0% of the issued and outstanding Freightos Ordinary Shares as of the date of this prospectus, assuming the exercise of all Freightos Warrants. Given the substantial number of Freightos Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of the Freightos Ordinary Shares or result in a significant decline in the public trading price of the Freightos Ordinary Shares. See “Item 3. Key Information— D. Risk Factors — Risks Related to Ownership of Our Securities — Future resales, or the possibility of future resales, of Freightos securities issued in connection with the Business Combination may cause the market price of the Freightos securities to drop significantly, even if our business is doing well” in the 2023 Form 20-F, which is incorporated by reference into the “Risk Factors” section of this prospectus.

Unless otherwise stated, all information in this prospectus is based on 48,224,971 Freightos Ordinary Shares outstanding as of May 31, 2024, and does not include, as of that date: 4,611,178 Freightos Ordinary Shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $3.29 per share, and 1,167,360 Freightos Ordinary Shares issuable upon the vesting of restricted share units, or RSUs, under our share incentive plans.

Use of proceeds	We will not receive any proceeds from the sale of the Freightos Warrants (each of which is generally exercisable for $11.50 per share) or Freightos Ordinary Shares by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants for cash. However, given the recent price volatility of our Freightos Ordinary Shares and relative lack of liquidity in our stock, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Freightos Ordinary Shares. If the market price for our Freightos Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of June 7, 2024, the closing price of our Freightos Ordinary Shares was $2.05 per share. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market ticker symbol	Freightos Ordinary Shares and Freightos Warrants are listed on Nasdaq under the symbols “CRGO” and “CRGOW,” respectively.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under the section titled “Item 3. Key Information - D. Risk Factors” in our 2023 Form 20-F, as updated by any subsequent filings (including Reports of Foreign Private Issuer on Form 6-K, to the extent indicated therein) that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. For more information, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term bank deposit and short-term investments, and our total capitalization, on an actual basis as of March 31, 2024.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of March 31, 2024
($ in thousands)
Cash and cash equivalents	$12,272
Short-term bank deposit	26,021
Short-term investments	11,520
49,813

Warrants liabilities	1,201
Equity: (1)
Share capital	*)
Share premium	257,410
Reserve from remeasurement of defined benefit plans	27
Accumulated deficit	(188,795)
Total equity	68,642

Total capitalization	$69,843

(1) The information is based on 47,995,858 ordinary shares outstanding as of March 31, 2024 and excludes 4,804,293 ordinary shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $3.25 per share, and 1,222,252 ordinary shares issuable upon the vesting of restricted share units, or RSUs, under our share incentive plans, and 14,849,995 ordinary shares issuable upon the exercise of warrants issued at an exercise price of $11.50.

*) Represents an amount lower than $1.

USE OF PROCEEDS

All of the Freightos Ordinary Shares and Freightos Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $170,775,000 from the exercise of the outstanding warrants (each of which is generally exercisable for $11.50 per share), assuming the exercise in full of all such warrants for cash. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease, potentially to zero. Further, given the recent price volatility of our Freightos Ordinary shares and relative lack of liquidity in our stock, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants. We believe that the likelihood that warrant holders determine to exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Freightos Ordinary Shares. If the market price for our Freightos Ordinary Shares is less than the exercise price of the warrants (on a per share basis), we believe that warrant holders will be very unlikely to exercise any of their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their warrants. As of June 7, 2024, the closing price of our Freightos Ordinary Shares was $2.05 per share.

We expect to use the net proceeds received from the exercise of the warrants, if any, for general corporate purposes, which may include funding working capital requirements, capital expenditures, acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. See “Plan of Distribution” elsewhere in this prospectus for more information.

DESCRIPTION OF FREIGHTOS SHARE CAPITAL

The following descriptions of share capital and provisions of the Freightos A&R Articles are summaries and are qualified by reference to the Freightos A&R Articles, which are filed with the SEC as an exhibit to the registration statement that includes this prospectus. Certain Cayman Islands law matters concerning the provisions of the Freightos A&R Articles and the rights of shareholders are further described in Exhibit 2.1 to the 2023 Form 20-F under the heading “Description of Freightos Share Capital,” which description is incorporated herein by reference.

General

The Freightos A&R Articles provide for an authorized share capital of $3,510 divided into 350,000,000 ordinary shares, par value $0.00001, and 1,000,000 preference shares, par value $0.00001.

Ordinary Shares

The holders of Freightos Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting generally, including with respect to the appointment of directors, with the result that the holders of more than a simple majority of the shares, being present and entitled to vote, can appoint all of the directors at a general meeting of the shareholders.

Holders of Freightos Ordinary Shares do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Freightos Ordinary Shares.

Preference Shares

The Freightos A&R Articles authorize the issuance of up to 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by the Freightos Board. Accordingly, the Freightos Board is empowered, without shareholder approval and subject to certain limitations set out in the Freightos A&R Articles, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of Freightos.

Warrants

Each whole Freightos Warrant entitles the registered holder to purchase one Freightos Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Closing, except as discussed in the immediately succeeding paragraph. No fractional Freightos Ordinary Shares will be issued upon exercise. The warrants will expire at 5:00 p.m., New York City time on the earliest to occur of (i) the fifth anniversary of Closing, (ii) the liquidation of the Trust Account or (iii) upon redemption. We may extend the duration of the warrants upon at least 20 days’ prior written notice to registered holders.

No warrant will be exercisable for cash, and we will not be obligated to issue Freightos Ordinary Shares upon exercise of a warrant unless the Freightos Ordinary Shares issuable upon exercise of the warrant have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrant. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant for cash and such warrant may have no value and expire worthless, in which case the purchaser of a unit containing such Public Warrants shall have paid the full purchase price for the unit solely for the Freightos Ordinary Shares underlying such unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.

We have agreed that as soon as practicable after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Freightos Ordinary Shares issuable upon exercise of the Freightos Warrants, and we will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating to those Freightos Ordinary Shares until the Freightos Warrants expire or are redeemed. If any such registration statement has not been declared effective by the 90th business day following the Closing, holders of Freightos Warrants shall have the right, during the period beginning on the 91st business day after the Closing Date and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Freightos Ordinary Shares issuable upon exercise of the Freightos Warrants, to exercise such Freightos Warrants on a “cashless basis,” by exchanging the Freightos Warrants in accordance with Section 3(a)(9) or another available exemption. If an exemption from registration is not available, holders will not be able to exercise their Freightos Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Freightos Warrants for that number of Freightos Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Freightos Ordinary Shares underlying the Freightos Warrants, multiplied by the difference between the exercise price of the Freightos Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Freightos Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise.

The registration statement on Form F-3 of which this prospectus forms a part has been filed pursuant to our foregoing agreement to register the issuance of the Freightos Ordinary Shares issuable upon exercise of the Freightos Warrants.

We may call the Freightos Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Freightos Warrants become exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Freightos Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Freightos Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Freightos Ordinary Shares underlying such Freightos Warrants or we have elected to require the exercise of the warrants on a “cashless basis”.

The right to exercise will be forfeited unless the Freightos Warrants are exercised prior to the date for redemption specified in the notice of redemption. On and after the redemption date, a record holder of a Freightos Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. The redemption criteria for our warrants was established at a price intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

At any time after we provide the notice of redemption, until the Freightos Warrants are redeemed or exercised, holders may elect to exercise their Freightos Warrants on a cashless basis. Our management will also have the option to require all holders that wish to exercise Freightos Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Freightos Warrants for that number of Freightos Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Freightos Ordinary Shares underlying the Freightos Warrants, multiplied by the difference between the exercise price of the Freightos Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Freightos Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Freightos Warrants.

The Freightos Warrants were originally issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Gesher, and was expressly assumed by us in an agreement entered into at Closing. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, including lowering the exercise price or extending the exercise period. All other modifications or amendments require the approval, by written consent or vote, of the holders of at least a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

If the number of outstanding Freightos Ordinary Shares is increased by a dividend payable in Freightos Ordinary Shares, or by a split up of Freightos Ordinary Shares, or other similar event, then, on the effective date of such dividend, split up or similar event, the number of Freightos Ordinary Shares issuable on exercise of each Freightos Warrant shall be increased in proportion to such increase in outstanding Freightos Ordinary Shares.

In addition, if we, at any time while the Freightos Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Freightos Ordinary Shares or other shares of our capital stock into which the Freightos Warrants are convertible (an “Extraordinary Dividend”), then the exercise price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Freightos Board, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding Freightos Ordinary Shares at such time; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in the paragraph above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Freightos Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of Freightos at such time and as adjusted to appropriately reflect any adjustments referred in the paragraphs above and below, and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Freightos Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

If the number of outstanding Freightos Ordinary Shares is decreased by a consolidation, combination, reverse split or reclassification of Freightos Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse split, reclassification or similar event, the number of Freightos Ordinary Shares issuable on exercise of each Freightos Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Freightos Ordinary Shares purchasable upon the exercise of the Freightos Warrants is adjusted, as provided above, the exercise price shall be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Freightos Ordinary Shares purchasable upon the exercise of the Freightos Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Freightos Ordinary Shares so purchasable immediately thereafter. We may also lower the exercise price at any time prior to the expiration of the Freightos Warrants for a period of not less than twenty business days upon at least twenty days’ prior written notice to registered holders of the Freightos Warrants.

The Freightos Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, or by wire transfer, for the number of Freightos Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Freightos Ordinary Shares nor any voting rights until they exercise their Freightos Warrants and receive Freightos Ordinary Shares. After the issuance of Freightos Ordinary Shares upon exercise of the Freightos Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Freightos Warrant holders may elect to be subject to a restriction on the exercise of their Freightos Warrants such that an electing Freightos Warrant holder would not be able to exercise their Freightos Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Freightos Ordinary Shares outstanding immediately after giving effect to such exercise.

No fractional Freightos Ordinary Shares will be issued upon exercise of the Freightos Warrants. If, upon exercise of the Freightos Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Freightos Ordinary Shares to be issued to the Freightos Warrant holder.

FREIGHTOS ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

We have 350,000,000 Freightos Ordinary Shares authorized and, as of May 31, 2024, we had 48,224,971 Freightos Ordinary Shares issued and outstanding. All of the Freightos Ordinary Shares issued to the Gesher shareholders in connection with the Business Combination are freely transferable by persons other than by the Sponsor and Freightos affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of the Freightos Ordinary Shares in the public market could adversely affect prevailing market prices of the Freightos Ordinary Shares.

Lock-up Agreements

Sponsor Holders

Simultaneously with the execution and delivery of the Business Combination Agreement, the holders of our securities affiliated with the Sponsor (“Sponsor Holders”) entered into the Sponsor Lock-Up Agreements. Pursuant to the Sponsor Lock-Up Agreements, each Sponsor Holder agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, establish or increase certain derivative provisions with respect to the Restricted Securities, or transfer economic ownership of the Restricted Securities, or make a public announcement of the intention to effect any such transaction, for the duration of the Sponsor Lock-Up Period (the “Sponsor Lock-Up Restrictions”). However, (i) at each nine-month anniversary of the Closing Date, 25% of the Restricted Securities attributable to each Sponsor Holder will cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a change of control of Freightos occurs, then all of the then- Restricted Securities will cease to be deemed Restricted Securities. When Restricted Securities cease to be Restricted Securities, such released securities may be transferred without regard to the Sponsor Lock-Up Restrictions.

Freightos Shareholders

Simultaneously with the execution and delivery of the Business Combination Agreement, certain shareholders of Freightos (the “Freightos Holders”) entered into the Freightos Lock-Up Agreements. The Freightos Lock-Up Agreements are substantially similar to the Sponsor Lock-Up Agreements, except that (i) Restricted Securities includes only Freightos Ordinary Shares and Freightos Ordinary Shares underlying options to acquire Freightos Ordinary Shares and (ii) the Freightos Holders are prohibited from transferring the Restricted Securities for the duration of the Freightos Lock-Up Period; provided, however, that (a) at each six month anniversary of the date on which Closing occurred, 25% of the Restricted Securities attributable to each Freightos Holder will cease to be deemed Restricted Securities and (b) if at any time after the closing but prior to the end of the Freightos Lock-Up Period, a change of control occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. The Freightos Lock-Up Agreement with Asian Gateway Investments Pte. Ltd. permits Asian Gateway Investments Pte. Ltd. to make certain transfers that are not conducted on Nasdaq, subject to certain conditions.

In addition, Freightos has imposed a lock-up on its employees and former employees who may acquire or have acquired Freightos Ordinary Shares pursuant to the Freightos Stock Plan. Such holders are also prohibited from transferring their Restricted Securities during the Freightos Lock-Up Period; provided, however, that (a) at each six-month anniversary of the date on which the Closing occurred, 25% of the Restricted Securities attributable to each such holder will cease to be deemed Restricted Securities.

Registration Rights

Pursuant to the PIPE Agreement, the Forward Purchase Agreement and the Backstop Agreement, Freightos agreed to file a registration statement registering up to 7,000,000 Freightos Ordinary Shares (which amount includes the 2,000,000 shares that may be purchased by the Forward Purchaser and Backstop Investor) held by the PIPE Investor, the Forward Purchaser and, if applicable, the Backstop Investor, within 30 days after the consummation of the Business Combination.

Concurrently with the Gesher IPO, Gesher entered into the Registration Rights Agreement with Sponsor and EarlyBird (the “Sponsor Registration Rights Agreement”) which, pursuant to the Business Combination Agreement, was amended at Closing to, among other things, have Freightos assume the obligations of Gesher under the agreement. Additionally, the Business Combination Agreement provided for Freightos to enter into a Registration Rights Agreement with certain pre-business combination shareholders of Freightos. Pursuant to the registration rights agreements, Freightos agreed to file a registration rights agreement on behalf of the parties to the agreements, and granted the holders customary demand and piggyback rights. Additionally, pursuant to the registration rights agreements, the parties thereto may demand to sell their registrable securities in an underwritten takedown provided that Freightos shall only be obligated to effect an underwritten takedown if such underwritten offering shall include registrable securities proposed to be sold by the holders making the demand with a total offering price reasonably expected to exceed, in the aggregate, $40,000,000; provided further that Freightos shall not be obligated to effect more than two underwritten takedowns within any 12 month under each registration rights agreement. Freightos will bear all costs and expenses incurred in connection with the filing of any such registration statements, other than all incremental selling expenses relating to the sale of registrable securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the holders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Freightos Ordinary Shares or Freightos Warrants for at least six months would be entitled to sell their securities, subject to the restrictions noted in the section below; provided that (i) such person is not deemed to have been one of Freightos’ affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Freightos is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Freightos Ordinary Shares or Freightos Warrants for at least six months but who are Freightos’ affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of Freightos Ordinary Shares then issued and outstanding; or

●	the average weekly reported trading volume of the Freightos Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Freightos’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Freightos.

SELLING SECURITYHOLDERS

On January 25, 2023, we consummated the Business Combination.

The Selling Securityholders may offer and sell, from time to time, any or all of the Freightos Ordinary Shares and Freightos Warrants being offered for resale by this prospectus.

In addition, this prospectus relates to the issuance and sale of up to 14,850,000 Freightos Ordinary Shares underlying the Freightos Warrants that are issuable by us upon the exercise of the Freightos Warrants, which were previously registered.

The term “Selling Securityholders” includes the shareholders listed in the table below and their permitted transferees.

The table below provides, as of May 31, 2024, information regarding the beneficial ownership of Freightos Ordinary Shares and Freightos Warrants of each Selling Securityholder, the number of Freightos Ordinary Shares (including Freightos Ordinary Shares underlying Freightos Warrants) and, separately, the number of Freightos Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. We have based percentage ownership on 48,224,971 Freightos Ordinary Shares outstanding as of May 31, 2024.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering and will retain beneficial ownership of the securities not covered by this prospectus. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Freightos Ordinary Shares(1)				Freightos Warrants
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Zvi Schreiber(2)	3,604,901	3,876,584	—	—	—	—	—	—
JODEK Charitable Fund AR (3)	100,000	100,000	—	—	—	—	—	—
Aleph, L.P.(4)	3,223,694	3,223,694	—	—	—	—	—	—
Aleph-Aleph, L.P.(4)	320,700	320,700	—	—	—	—	—	—
Alshaffafia Trading W.L.L.(5)	4,166,571	4,166,571	—	—	—	—	—	—
Annox Capital LLC(6)	1,576,630	1,576,630	—	—	—	—	—	—
Asian Gateway Investments Pte. Ltd.(7)	4,749,856	4,749,856	—	—	—	—	—	—
Joseph Lipsey, III(8)	1,100,000	1,100,000	—	—	100,000	100,000	—	—
FCJI, Inc. (9)	1,504,122	1,504,122	—	—	—	—	—	—
Gesher I Sponsor LLC(10)	7,731,796	7,731,796	—	—	5,950,549	5,950,549	—	—
Israel Cleantech Ventures II, L.P.(11)	2,952,754	2,952,754	—	—	—	—	—	—
Israel Cleantech Ventures (Israel) II, L.P..(11)	749,973	749,973	—	—	—	—	—	—
M&G Investment Management Limited(12)	2,766,094	2,766,094	—	—	995,000	995,000	—	*
The Prudential Assurance Company Limited(13)	7,100,000	7,100,000	—	—	2,000,000	2,000,000	—	—
Qatar Airways Group Q.C.S.C	328,897	328,897		*	—	—	—	—

*	Less than 1%

(1)	Includes Freightos Ordinary Shares underlying Freightos Warrants.

(2)	Includes, solely with respect to the “Number Registered for Sale Hereby” column, 241,866 Freightos Ordinary Shares and 112,278 RSUs over which Dr. Zvi Schreiber has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of the date hereof, and excludes 100,000 Freightos Ordinary Shares owned by JODEK Charitable Fund AR (see footnote 3 below). Dr. Zvi Schreiber is the Chief Executive Officer and Chairman of the Board of Freightos. The business address of the foregoing individual is c/o Freightos Limited, Planta 10, Avda. Diagonal, 211, Barcelona, Spain 08018.

(3)	Represents Freightos Ordinary Shares donated to JODEK Charitable Fund AR. The business address of the foregoing entity is 25b Hasaifan, Jerusalem 9650438, Israel.

(4)	Mr. Michael Eisenberg is a director of Aleph EP, Ltd., the general partner of Aleph Equity Partners, L.P., which is the general partner of Aleph, L.P. and Aleph-Aleph, L.P. Mr. Eisenberg is also a director of Freightos Limited. The business address of each of the foregoing entities and individual is 46 Montefiore Street, Tel Aviv 6520118 Israel .

(5)	Alshaffafia Trading W.L.L. is a wholly owned subsidiary of Qatar Airways Group Q.C.S.C. The business address of each of the foregoing entities is Qatar Airways Tower 1, P.O. Box. 22550, Doha, State of Qatar.

(6)	The business address of Annox Capital LLC is 480 Pierce Street, Suite 240, Birmingham, MI 48009 .

(7)	The registered office of Asian Gateway Investments Pte. Ltd. is 2 Shenton Way, #02-02 SGX Centre 1, Singapore 068804.

(8)	Consists of 1,000,000 Freightos Ordinary Shares and 100,000 Freightos Warrants purchased pursuant to the Backstop Agreement and 100,000 Freightos Ordinary Shares underlying the Freightos Warrants owned by Mr. Lipsey as of the date hereof. The address of Mr. Lipsey is 1701 Oakbrook Drive, Suite D Norcross, Georgia 30093.

(9)	The business address of FCJI, Inc. is 145 Lt. George W Lee Ave, Memphis, Tennessee 38103.

(10)	Consists of 1,781,247 Freightos Ordinary Shares and 5,950,549 Freightos Warrants held by the Sponsor and 5,950,549 Freightos Ordinary Shares underlying the Freightos Warrants owned by the Sponsor as of the date hereof. Mr. Ezra Gardner is a director of Freightos and also serves as a managing member of the Sponsor. The business address of each of the foregoing entity and individual is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(11)	Mr. Glen Schwaber is a director of Freightos and a director of Israel Cleantech G.P. II, Ltd., the general partner of Israel Cleantech Partners II, L.P., which is the general partner of Israel Cleantech Ventures II, L.P. and Israel Cleantech Ventures II (Israel), L.P. The business address of each of the foregoing entities and individual is Israel Cleantech Management Ltd., 4 Dolev, Mixer- Building A, Ra’anana, Israel .

(12)	Consists of 1,771,094 Freightos Ordinary Shares and 995,000 Freightos Warrants purchased pursuant to the FPA Backstop Commitment of the Forward Purchase Agreement, and 995,000 Freightos Ordinary Shares underlying the Freightos Warrants owned by M&G Investment Management Limited (where Mr. Vine is Co-Head of the Asia Pacific Equity Team), all of which warrants are currently exercisable as of the date hereof. The address of M&G Investment Management Limited is c/o M&G Investment Management Limited 10 Fenchurch Avenue, London, EC3M 5AG, England United Kingdom.

(13)	Consists of 5,100,000 Freightos Ordinary Shares and 2,000,000 Freightos Warrants purchased pursuant to the Forward Purchase Agreement, and 2,000,000 Freightos Ordinary Shares underlying Freightos Warrants. All such securities are held in the name of The Prudential Assurance Company Limited as of the date hereof, and all such warrants are currently exercisable. Prudential Assurance Company Limited is an affiliate and an investment vehicle of M&G Investment Management Limited (where Mr. Vine is Co-Head of the Asia Pacific Equity Team). All such securities held in the name of The Prudential Assurance Company Limited may be deemed to be beneficially owned by M&G Investment Management Limited. The address of The Prudential Assurance Company Limited is 10 Fenchurch Avenue, London, EC3M 5BN, England.

Certain Relationships with Selling Securityholders

Sponsor Holders

Sponsor Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor Holders entered into the Sponsor Lock-Up Agreements. Pursuant to the Sponsor Lock-Up Agreements, each Sponsor Holder agreed not to sell, hypothecate, pledge, hedge, grant any option to purchase or otherwise dispose of, directly or indirectly, establish or increase certain derivative provisions with respect to the Restricted Securities, or transfer economic ownership of the Restricted Securities, or make a public announcement of the intention to effect any such transaction, for the duration of the Sponsor Lock-Up Period. However, (i) at each nine-month anniversary of the Closing Date, 25% of the Restricted Securities attributable to each Sponsor Holder cease to be deemed Restricted Securities and (ii) if prior to the end of the Sponsor Lock-Up Period, a change of control of Freightos occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. When Restricted Securities cease to be Restricted Securities, such released securities may be transferred without regard to the Sponsor Lock-Up Restrictions.

Freightos Shareholders

Freightos Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, the Freightos Holders entered into the Freightos Lock-Up Agreements. The Freightos Lock-Up Agreements are substantially similar to the Sponsor Lock-Up Agreements, except that (i) Restricted Securities includes only Freightos Ordinary Shares and Freightos Ordinary Shares underlying options to acquire Freightos Ordinary Shares and (ii) the Freightos Holders are prohibited from transferring the Restricted Securities for the duration of the Freightos Lock-Up Period; provided, however, that (a) at each six month anniversary of the date on which Closing occurs, 25% of the Restricted Securities attributable to each Freightos Holder cease to be deemed Restricted Securities and (b) if at any time after the Closing but prior to the end of the Freightos Lock-Up Period, a change of control occurs, then all of the then Restricted Securities will cease to be deemed Restricted Securities. The Freightos Lock-Up Agreement with Asian Gateway Investments Pte. Ltd. permits Asian Gateway Investments Pte. Ltd. to make certain transfers that are not conducted on Nasdaq, subject to certain conditions.

In addition, Freightos has imposed a lock-up on its employees and former employees who may acquire or have acquired Freightos Ordinary Shares pursuant to the Freightos Stock Plan. Such holders are also prohibited from transferring their Restricted Securities during the Freightos Lock-Up Period; provided, however, that at each six-month anniversary of the date on which the Closing occurs, 25% of the Restricted Securities attributable to each such holder cease to be deemed Restricted Securities.

Following the completion of the Business Combination, the Freightos shareholders subject to the Lock-Up Agreements collectively owned approximately 83% of the outstanding Freightos Ordinary Shares.

Investment History

The PIPE Investor, the Forward Purchaser, the Backstop Investor and the Sponsor acquired their Freightos Ordinary Shares in connection with the Business Combination. Subject to certain limited exceptions, the Freightos Ordinary Shares (or other Freightos securities that converted into Freightos Ordinary Shares in connection with the Recapitalization) held by the other Selling Securityholders were originally acquired in various private placement transactions that occurred between the inception of Freightos through December 2021.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 14,850,000 Freightos Ordinary Shares underlying the Freightos Warrants that may be issued upon exercise of Freightos Warrants to purchase Freightos Ordinary Shares.

We are registering the resale of up to 9,045,549 Freightos Ordinary Shares underlying the Freightos Warrants that may be issued upon exercise of such Freightos Warrants to purchase Freightos Ordinary Shares. We are also registering the resale by the Selling Securityholders of up to 33,202,122 Freightos Ordinary Shares and 9,045,549 Freightos Warrants. We will receive proceeds from Freightos Warrants exercised in the event that such Freightos Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Freightos Ordinary Shares or Freightos Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Freightos Ordinary Shares and Freightos Warrants (including Freightos Ordinary Shares underlying such Freightos Warrants once issued upon the exercise of such warrants) on any stock exchange, market or trading facility on which the Freightos Ordinary Shares or Freightos Warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Freightos Ordinary Shares or Freightos Warrants:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Freightos Ordinary Shares or Freightos Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Freightos Ordinary Shares or Freightos Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Freightos Ordinary Shares or Freightos Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Freightos Ordinary Shares or Freightos Warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Freightos Ordinary Shares or Freightos Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell Freightos Ordinary Shares or Freightos Warrants short and deliver these securities to close out their short positions, or loan or pledge Freightos Ordinary Shares or Freightos Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Freightos Ordinary Shares or Freightos Warrants offered by this prospectus, which Freightos Ordinary Shares or Freightos Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Freightos Ordinary Shares or Freightos Warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of Freightos Warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Freightos Ordinary Shares or Freightos Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Freightos Ordinary Shares or Freightos Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Freightos Ordinary Shares or Freightos Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Freightos Ordinary Shares or Freightos Warrants in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Freightos Warrants may exercise its Freightos Warrants in accordance with the applicable governing warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Freightos Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Freightos Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the applicable warrant agreement.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Freightos Ordinary Shares or Freightos Warrants offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the Freightos Ordinary Shares or Freightos Warrants covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

The legality of the Freightos Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for Freightos by Conyers Dill & Pearman LLP. The legality of the Freightos Warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for Freightos by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Freightos Limited at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, are incorporated by reference herein and in the registration statement in reliance upon the report of Kost Forer Gabbay & Kasierer (“EY Israel”), a member firm of Ernst & Young Global Limited in Israel, independent registered public accounting firm, as incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$416
Legal fees and expenses	20,000
Accounting fees and expenses	2,000
Miscellaneous	5,000
Total	$27,416

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following documents we have filed with, or furnished to, the SEC:

(1) Annual Report on Form 20-F for the year ended December 31, 2023, filed on March 21, 2024;

(2) Reports of Foreign Private Issuer on Form 6-K furnished on:

(i) April 15, 2024;

(ii) May 13, 2024; and

(iii) May 20, 2024 (including the data presented in conformity with IFRS and related analysis, but excluding non-IFRS data and quotes of members of our management, in Exhibit 99.1 thereto).

(3) The description of our share capital filed as Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, filed on March 21, 2024.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and those of our Reports of Foreign Private Issuer on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Anat Earon-Heilborn, attention Company Secretary; telephone: +972 (2) 538-4317; e-mail: ir@freightos.com.

You also may access these filings on our website at https://www.freightos.com/financials#sec. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act covering the Freightos Ordinary Shares and Freightos Warrants offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, for further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual reports and furnish current reports, proxy statements and other information with or to (as applicable) the SEC. You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials from the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with or to the SEC, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K. Those reports may be inspected without charge. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at https://www.freightos.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Most of our directors or officers are not residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. As a result, it may be difficult, impractical or impossible for you to effect service of process within the United States upon us or these individuals, to bring an action under the civil liability provisions of the U.S. federal securities laws against us or our directors and executive officers in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws, or to enforce against us or our directors and executive officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Item 3. Key Information - D. Risk factors -  Risks Related to Our Incorporation in the Cayman Islands -  You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States” and “- Shareholders’ suits in the form of derivative actions may be brought against our company,” and “Risks Related to Freightos’ Operations in Israel and Certain Other Jurisdictions - It may be difficult to enforce a U.S. judgment against us or our officers and directors in Israel or the United States or to assert U.S. securities laws claims in Israel or serve process on our officers and directors,” in the 2023 Form 20-F, which are incorporated herein by reference.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States.

Conyers, Dill & Pearman LLP, our counsel as to Cayman Islands law, and Meitar Law Offices, our counsel as to Israeli law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Israel would, respectively, (i) recognize or enforce judgments of United States courts obtained against us or our directors and executive officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands or Israel against us or our directors and executive officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Conyers, Dill & Pearman LLP has further advised us that the courts of the Cayman Islands will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Meitar Law Offices has advised us further that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our non-U.S. officers and directors, reasoning that Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment unless, subject to certain exceptions, certain conditions are met such as the judgment was given in a state whose laws provide for the enforcement of judgments of Israeli courts, its enforcement is not likely to prejudice the sovereignty or security of the State of Israel, it was not obtained by fraud or in the absence of due process, it is not at variance with another valid judgment that was given in the same matter between the same parties, and a suit in the same matter between the same parties was not pending before a court or tribunal in Israel at the time the non-Israeli action was brought.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime.

The Freightos A&R Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Freightos A&R Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 9. Exhibits.

(a)Exhibits

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of Freightos (incorporated by reference to Exhibit 3.1 to Freightos’ registration statement on Form F-1 filed with the SEC on February 22, 2023).

4.2	Warrant Agreement, dated as of October 12, 2021, between Continental Stock Transfer & Trust Company and Gesher (incorporated by reference to Exhibit 4.1 of Gesher’s Current Report on Form 8-K filed with the SEC on October 14, 2021).

4.2	Amendment to Warrant Agreement, dated as of January 25, 2023, by and among Gesher, Freightos and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Gesher’s Current Report on Form 8-K filed with the SEC on January 25, 2023).

4.3	Specimen Ordinary Share Certificate of Freightos Limited (incorporated by reference to Exhibit 4.6 to Freightos’ registration statement on Form F-4 filed with the SEC on December 9, 2022, as amended).

4.4	Specimen Warrant Certificate of Freightos Limited (incorporated by reference to Exhibit 4.7 to Freightos’ registration statement on Form F-4 filed with the SEC on December 9, 2022, as amended).

4.5	Registration Rights Agreement, dated as of October 12, 2021, by and among Gesher, the Sponsor and EarlyBird (incorporated by reference to Exhibit 4.8 to Freightos’ registration statement on Form F-4 filed with the SEC on December 9, 2022, as amended).

4.6	Form of First Amendment to Registration Rights Agreement, dated as of January 25, 2023, by and among Gesher, Freightos, the Sponsor and EarlyBird (incorporated by reference to Exhibit 10.6 to Freightos’ registration statement on Form F-4 filed with the SEC on December 9, 2022, as amended).

4.7	Registration Rights Agreement, dated as of January 25, 2023, by and among Freightos and the shareholders of Freightos party thereto (incorporated by reference to Exhibit 4.7 to Freightos’ registration statement on Form F-1 filed with the SEC on February 22, 2023)..

5.1	Opinion of Conyers Dill & Pearman LLP as to the validity of the Freightos Ordinary Shares.

5.2	Opinion of DLA Piper LLP (US) as to the validity of the Freightos Warrants.

23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered accounting firm for Freightos Limited.

23.2	Consent of Conyers Dill & Pearman LLP (included in Exhibit 5.1).

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.2).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

107	Filing Fee Table.

Item 10. Undertakings.

The undersigned registrant, hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1), (a)(2) and (a)(3) of this section do not apply if the registration statement is on Form S-3 or From F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(g)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Barcelona, Spain on the 18th day of June, 2024.

FREIGHTOS LIMITED

By:	/s/ Zvi Schreiber
	Name:	Zvi Schreiber
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Zvi Schreiber, Ran Shalev and Michael Oberlander, each acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-3, or other appropriate form, and all amendments thereto, including post-effective amendments, of Freightos Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Zvi Schreiber	Chief Executive Officer and Director	June 18, 2024
Zvi Schreiber	(Principal Executive Officer)

/s/ Ran Shalev	Chief Financial Officer	June 18, 2024
Ran Shalev	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Eisenberg	Director	June 18, 2024
Michael Eisenberg

/s/ Ezra Gardner	Director	June 18, 2024
Ezra Gardner

/s/ Mark A.P. Drusch	Director	June 18, 2024
Mark A.P. Drusch

/s/ Inna Kuznetsova	Director	June 18, 2024
Inna Kuznetsova

/s/ Udo Lange	Director	June 18, 2024
Udo Lange

/s/ Glen Schwaber	Director	June 18, 2024
Glen Schwaber

/s/ Carl Vine	Director	June 18, 2024
Carl Vine

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Freightos Limited has signed this registration statement in the City of New York, State of New York, on the 18th day of June, 2024.

Authorized Representative in the United States — Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.